UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2005

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 150 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 3, 2005, Michael J. Dodd entered into an employment agreement with LeapFrog Enterprises, Inc. for the position of Senior Vice President, Supply Chain and Operations. Mr. Dodd is scheduled to begin his employment with the company on or about April 18, 2005. The following is a brief description of the terms and conditions of the agreement that are material to LeapFrog.

Mr. Dodd’s employment agreement provides for an annual base salary of $255,000. Mr. Dodd is eligible to participate in our 2005 Employee Bonus Plan, which allows for an annual bonus potential at the target bonus opportunity level of 50% of Mr. Dodd’s annual earned base salary based on LeapFrog’s attainment of financial goals determined by our Board of Directors and on Mr. Dodd’s achievement of performance objectives as determined by our Chief Executive Officer. If we terminate Mr. Dodd’s employment without cause or if he terminates his employment for good reason within 12 months following a change in control of our company, he is entitled to: (a) a lump-sum payment equal to six (6) months of his then current base salary, less required payroll deductions and tax withholdings, (b) reimbursement for any COBRA payments for medical and/or dental coverage made by him for a period of six (6) months following termination of employment, (c) a pro rata portion of any bonus that he would, but for the termination, otherwise have earned in the year of his last day of employment, less required payroll deductions and tax withholdings, as and when otherwise payable under the applicable bonus plan or program and (d) all unvested stock options held by him will accelerate vesting such that the number of shares that would otherwise vest within a twelve-month period under each option grant will become fully exercisable as of his last day of employment. Mr. Dodd’s employment agreement also provides that he will be granted on his first day of employment with LeapFrog, an option to purchase 25,000 shares of LeapFrog’s common stock under our 2002 Equity Incentive Plan, with 25% of the shares vesting upon the first anniversary of Mr. Dodd’s employment with LeapFrog, and the remaining shares vesting thereafter in equal monthly installments over 36 months. In addition, Mr. Dodd’s employment agreement provides that on his first day of employment with LeapFrog, he will be granted 12,000 shares of restricted common stock under our 2002 Equity Incentive Plan, provided that LeapFrog will have the right to repurchase these restricted shares until Mr. Dodd’s ownership vests in four equal annual installments, beginning on the first anniversary of his first day of employment with LeapFrog.

As of April 7, 2005, other than the employment agreement as described in this report, there is no material relationship between Mr. Dodd and LeapFrog.

On April 1, 2005, Paul A. Rioux entered into an employment agreement with LeapFrog for the position as Advisor to LeapFrog’s Chief Executive Officer. Mr. Rioux’s previous employment agreement with LeapFrog expired as of March 31, 2005. Under the new employment agreement, Mr. Rioux will provide his services to LeapFrog on a part-time basis and will be compensated at a monthly rate of $3,333.33 less payroll deductions and withholdings. This employment agreement with Mr. Rioux will expire on June 30, 2005. As of April 7, 2005, Mr. Rioux continues to serve as the Vice Chairman of our Board of Directors, and other than acting as the Vice Chairman of our Board of Directors and the employment agreement as described in this report, there is no material relationship between Mr. Rioux and LeapFrog.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc.
(Registrant)

Date: April 7, 2005	By:	/s/ Thomas J. Kalinske
Thomas J. Kalinske
Chief Executive Officer